Exhibit 99.1

Summary Terms of Add-on 11% Senior Secured ABL DIP Notes

Defined terms as per the Note Purchase Agreement and/or Indenture

Toys “R” Us, Inc. a Delaware corporation (the “Parent”); TRU Taj LLC, a Delaware limited liability company (the “Company”); TRU Taj Finance, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”); and certain investors intend to enter into a Note Purchase Agreement to purchase $80,000,000 aggregate principal amount of 11% Senior Secured ABL DIP Notes (the “New DIP Notes”) which are expected to be fungible with the Issuers’ 11% Senior Secured ABL DIP Notes issued under the Indenture dated September 22, 2017. The summary terms are below.

Summary Terms
Issuers:	TRU Taj LLC and TRU Taj Finance, Inc.
Issue:	11% Senior Secured ABL DIP Notes fungible with the Existing DIP Notes
Amount:	$80,000,000
Issue Price:	97.5, plus accrued interest from the last Interest Payment Date preceding the Closing Date, up to, but not including, the Closing Date
Redemption Price:

The Issuers may redeem the Notes, in whole or in part, on a redemption date (the “Redemption Date”) at a redemption price equal to (x) 104% of the aggregate principal amount thereof (in the case of Redemption Dates occurring prior to June 2, 2018) or (y) 103% of the aggregate principal amount thereof (in the case of Redemption Dates occurring on or after June 2, 2018), in each case of clause (x) and (y), plus accrued and unpaid interest thereon to, but excluding such Redemption Date

Fee:	1.5% payable upon redemption or maturity
Closing Date:	TBD
Maturity:	Same as Existing DIP Notes
Collateral:	Same as Existing DIP Notes
Covenants:	Same as Existing DIP Notes
Other Terms:	Same as Existing DIP Notes
Use of Proceeds:

Subject to satisfaction of conditions in the Note Purchase Agreement the escrow agent will release on the Closing Date:

(i) $10,000,000 for working capital purposes of the Issuers’ Asian operations (including Japan)

(ii)  $680,000 to TRU GSO (HK) Limited (“GSO”) for payroll and other working capital purposes (“GSO Support”)

Subject to satisfaction of conditions in the Note Purchase Agreement the Indenture Trustee will instruct the escrow agent to release

(i)  on the 15th day of each month starting in June 2018, $340,000 from the Escrow Account to GSO for GSO Support,

(ii)  from time to time, upon five business days prior notice from a request by the Issuer, up to $30,000,000 from the Escrow Account to the Issuers’ Japan operation an amount (not to exceed $30,000,000) equal to the difference between the USD equivalent of ¥9.45 billion and the extended commitment under the Japanese LOC (as certified by an Officer of the Issuer in an Officer’s Certificate delivered to the Required Holders), and

(iii)   provided that the Required Holders are satisfied that a Central European Business Sale has not or will not occur, from time to time, upon five business days prior notice from a request by the Issuer, up to $10,000,000 from the Escrow Account to the Issuers’ Central European Business for working capital purposes

Subject to the satisfaction of conditions in the Note Purchase Agreement the Required Holders, acting at the request of the Issuer, may, in their sole discretion, direct the Indenture Trustee to instruct the Escrow Agent to release any additional amounts from the Escrow Account to support the Issuer’s Central European and Asian operations and to pay fees and expenses

Approximately $7,500,000 of the net proceeds will be reserved to pay interest on the New DIP Notes

Settlement:	DTC